Exhibit 99.1

August 21, 2025

Encision Completes $500,000 Private Placement

Boulder, Colorado, August 21, 2025 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, today announced that on August 19, 2025 it completed a $500,000 private placement of common stock with a group of private investors.

“We are happy to have secured necessary funds to enable us to continue operations and prepare for the expected launch of our new ENT Device in early 2026” said Gregory Trudel, President and CEO of Encision. “We have great expectations for the success of the new device and are happy to have sufficient funds to complete development and ramp our sales efforts.” Pursuant to the securities purchase agreement, the Company issued 5 million common shares at a per share price of $0.10 per common share. The issued shares are restricted and do not have registration rights. The investor group consisted of certain of the Company’s directors and executive officers, certain existing shareholders, and several new investors. Following the closing of the private placement, the Company has16,879,645 total common shares outstanding.

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Brandon Shepard , Encision Inc., 303-444-2600, bshepard@encision.com